EXHIBIT 10.1
                                                                    ------------

                                 FIRST AMENDMENT
                                       TO
                              EMPLOYMENT AGREEMENT

         This First Amendment to Employment Agreement (the "First Amendment") is made the 29th day of December, 2008, between CAS Medical Systems, Inc., a Delaware corporation (the "Company"), and Andrew Kersey (the "Employee").

         WHEREAS, the Company previously entered into an Employment Agreement with the Employee dated March 16, 2007 (the "Employment Agreement"); and

         WHEREAS, in light of changes to the law concerning severance and deferred compensation, including Internal Revenue Code Section 409A and related Treasury Regulations, the Company and the Employee wish to amend the Agreement by this First Amendment to clarify certain provisions in the Agreement.

         NOW THEREFORE, the following Sections of the Agreement are hereby amended as follows:

1. Section 5 of the Agreement is amended by the addition of the following at the end thereof.

         "Any bonus payable hereunder shall be paid by no later than the 15th day of the third month following the end of the calendar year in which the right to the bonus is no longer subject to a substantial risk of forfeiture (as defined for purposes of Internal Revenue Code Section 409A, including Treasury Regulations Section 1.409A-1(d))."

2. Section 9(b) of the Agreement is deleted in its entirety and the following substituted therefor:

                  "(b) Termination by Employee for Good Reason. The Employee may terminate his employment and the Term of Employment in the event of "Good Reason." Termination for Good Reason means a resignation of employment and Separation from Service (as defined for purposes of Internal Revenue Code Section 409A) within 120 days following the initial existence of one or more of the following conditions arising without the Employee's consent:

                           (i) a material reduction in the Employee's base
                  salary or benefits, other than an across-the-board reduction affecting all members of senior management;

                           (ii) a material reduction in the Employee's duties
                  and significant responsibilities hereunder (not including reasonable changes in title or in corporate structure); or
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                           (iii) a material breach of this Agreement by the
                  Company (which shall include a failure to make payments due hereunder);

         provided, in any such case, that (1) a prior written notice specifying the reasons within sixty (60) after the initial existence of the condition and an opportunity to cure such condition (if curable) shall be afforded the Company, and (2) "Good Reason" shall exist only if the Company shall fail to cure such condition within 31 days after its receipt of such prior written notice. In addition, until the actual Separation from Service the Employee must remain willing and able to continue to perform services in accordance with the terms of this Agreement and the Employee must not be in breach of any of the Employee's obligations hereunder."

3. Section 9(e) of the Agreement is deleted in its entirety and the following substituted therefor:

                  "(e) Effect of Termination Without Serious Cause or With Good Reason. If the Company terminates the Term of Employment and the Employee's employment herein without Serious Cause or the Employee terminates the Term of Employment and his employment hereunder for Good Reason, and, in either case, the Employee's employment is terminated under circumstances constituting an Involuntary Separation from Service within the meaning of Treasury Regulations Section 1.409A-1(n) other than within the period beginning on the date that a Change in Control is formally proposed to the Company's Board of Directors and ending on the second anniversary of the date on which such Change of Control occurs, the Company shall pay the Employee a separation pay benefit (the "Severance Payments") equal to six (6) months of the Employee's annual rate of base salary (as of the Employee's Separation from Service date) and will make available a subsidized healthcare benefit, as described below.

                           (1) Payment of the Severance Payments shall commence
                  as of the Employee's Separation from Service date, and shall continue thereafter in equal fixed installments over a six month period in accordance with the Company's standard payroll procedures and normal payroll dates then in effect.

                           (2) In the event the value of the Severance Payments
                  shall exceed two times the lesser of the Employee's annualized compensation or the maximum amount that may be taken into account for qualified plan purposes (in each case, as determined in accordance with Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)), the excess shall not be paid as provided in (1), above, but instead shall be withheld and paid on the first regularly scheduled payroll date immediately following the date that is six months after the Employee's Separation from Service date, without adjustment for the delay in payment.

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                           (3) In no event shall Severance Payments be
                  accelerated, nor shall the Employee be eligible to defer payment of Severance Payments to a later date.

                           (4) If COBRA continuation coverage under any Company
                  healthcare plan is elected by the Employee, the Company shall provide such coverage on the same terms with respect to employee cost and employer subsidy as was being made available to the Employee immediately prior to his Separation from Service for the period of the COBRA coverage or six months, whichever is shorter.

                  In addition, the Employee will be entitled to prompt payment of (A) any accrued but unpaid salary and vacation, (B) any earned but unpaid bonus from a prior fiscal year (subject, if applicable, to the terms of any deferred compensation arrangements), and (C) reimbursement of business expenses incurred prior to the date of termination, and all of the Employee's equity-linked grants (e.g., stock options, restricted stock) shall immediately accelerate and vest in full."

4. Section 10(a) of the Agreement is deleted in its entirety and the following substituted therefor:

                  "(a) Effect of Termination. If the employment of the Employee is terminated by the Company (or a successor thereto) without Serious Cause or the Employee terminates employment with the Company (or a successor thereto) for Good Reason, and, in either case, the Employee's employment is terminated under circumstances constituting an Involuntary Separation from Service within the meaning of Treasury Regulations Section 1.409A-1(n) and within the period beginning on the date that a Change of Control is formally proposed to the Company's Board of Directors and ending on the second anniversary of the date on which such Change of Control occurs, the Company shall pay the Employee a separation pay benefit (the "Change of Control Severance Payments") equal to the Employee's annual base salary (as of the Employee's Separation from Service date) and will make available a subsidized healthcare benefit, as described below.

                           (1) Payment of the Change of Control Severance
                  Payments shall commence as of the Employee's Separation from Service date, and shall continue thereafter in equal fixed installments over a one year period in accordance with the Company's standard payroll procedures and normal payroll dates then in effect.

                           (2) In the event the value of the Severance Payments
                  shall exceed two times the lesser of the Employee's annualized compensation or the maximum amount that may be taken into account for qualified plan purposes (in each case, as determined in accordance with Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)), the excess shall not be paid as provided in (1), above, but instead shall be withheld and paid on the first regularly scheduled payroll date immediately following the date that is six months after the Employee's Separation from Service date, without adjustment for the delay in payment.

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                           (3) In no event shall Change of Control Severance
                  Payments be accelerated, nor shall the Employee be eligible to defer payment of Change of Control Severance Payments to a later date.

                           (4) If COBRA continuation coverage under any Company
                  healthcare plan is elected by the Employee, the Company shall provide such coverage on the same terms with respect to employee cost and employer subsidy as was being made available to the Employee immediately prior to his Separation from Service for the period of the COBRA coverage or one year, whichever is shorter.

                  In addition, the Employee will be entitled to prompt payment of (A) any accrued but unpaid salary and vacation, (B) any earned but unpaid bonus from a prior fiscal year (subject, if applicable, to the terms of any deferred compensation arrangements), and (C) reimbursement of business expenses incurred prior to the date of termination.

                  If any portion of the payments which the Employee has the right to receive from the Company, or any affiliated entity or successor, hereunder would constitute "excess parachute payments" (as defined in Section 280G of the Internal Revenue Code) subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, such excess parachute payments shall be reduced to the largest amount that will result in no portion of such excess parachute payments being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. In the event a reduction must be in accordance with this paragraph, Change in Control Severance Payments shall be reduced to the extent necessary.

                  The Employee will not be entitled to any benefits or other entitlements under this section unless a Change of Control actually occurs. Any amounts payable pursuant to this Section 10 shall not duplicate amounts payable under Section 9 and vice versa."

5.       New Section 21 is hereby added to the Agreement to read as follows:

         "SECTION 21. INTERNAL REVENUE CODE SECTION 409A COMPLIANCE.

                  (a) The parties hereto recognize that certain provisions of this Agreement may be affected by Section 409A of the Internal Revenue Code and guidance issued thereunder, and agree to amend this Agreement, or take such other action as may be necessary or advisable, to comply with Section 409A. The parties hereto intend that the Agreement, as amended, be consistent with IRS Notice 2007-78, IRS Notice 2007-86 and other Internal Revenue Code Section 409A transition relief, and it shall be interpreted accordingly.

                  (b) Notwithstanding anything herein to the contrary, it is expressly understood that at any time the Company (or any successor or related employer treated as the service recipient for purposes of Internal Revenue Code Section 409A) is publicly traded on an established securities market (as defined for purposes of Internal Revenue Code Section 409A), if a payment or provision of an amount or

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         benefit constituting a deferral of compensation is to be made pursuant to the terms of this Agreement to the Employee on account of a Separation from Service at a time when the Employee is a Specified Employee (as defined for purposes of Internal Revenue Code Section 409A(a)(2)(B)(i)), such deferred compensation shall not be paid to the Employee prior to the date that is six (6) months after the Separation from Service or as otherwise permitted under Treasury Regulations
         Section 1.409A-3(i)(2).

                  (c) For purposes of this Agreement, the following definitions shall apply:

                  (i) "Separation from Service" means, generally, a termination of employment with the Company (or any successor or related employer treated as the service recipient for purposes of Internal Revenue Code
         Section 409A), and shall have the same meaning as such term has for purposes of Internal Revenue Code Section 409A (including Treasury Regulation Section 1.409A-1(h)).

                  (ii) "Involuntary Separation from Service" means a Separation from Service due to the independent exercise of the unilateral authority of the Company (or any successor or related employer treated as the service recipient for purposes of Internal Revenue Code Section
         409A) to terminate the Employee's employment, other than due to the Employee's implicit or explicit request, where the Employee was willing and able to continue to employment with the Company. Notwithstanding the foregoing, a termination for Good Reason may constitute an Involuntary Separation from Service. Involuntary Separation from Service shall have the same meaning as such term has for purposes of Internal Revenue Code Section 409A (including Treasury Regulation
         Section 1.409A-1(n))."

All of the other terms and conditions of the Employment Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have entered into this First Amendment as of the date first above written.

                                        CAS MEDICAL SYSTEMS, INC.


                                        By: /s/ Louis P. Scheps
                                            -------------------------
                                            Name:  Louis P. Scheps
                                            Title: Chairman of the Board


                                        /s/ Andrew Kersey
                                        -----------------------------
                                        Andrew Kersey




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